AGREEMENT FOR THE PROVISION OF MOBILE BASESTATION INSTALLATION SERVICE

THIS AGREEMENT is made on the 12th March, 2005 by and between

(I) Digital Network Alliance Limited, whose registered office is situated at 15/F, Sincere Insurance Building, 6 Hennessy Road, Wanchai, Hong Kong (hereinafter referred to as "DNA") of the other part;

and

(2) PT. INTI MATARAM SUMA INDORAYA, whose registered office is situated at JI. Tegal Parang Utara No. 36, Mampang Prapatan, Jakarta 12790, Indonesia (hereinafter referred to as "IMSI") of the one part;

WHEREAS IMSI has agreed to engage DNA to provide such services, hereinafter set forth and DNA has agreed to provide Mobile Base station installation services to IMSI based upon the following terms and conditions and the Schedules attached hereto.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.

Provision of the Services

1. I. DNA shall provide the following Services to IMSI;

*

Installation of 10 base stations within the Jakarta metropolitan district.

*

Including civil engineer works, construction of transmission tower and electrical works.

1.2. IMSI shall obtain all necessary permissions, licenses or authorizations from the Government and telecommunication authority in Indonesia whereas appropriate, to enable DNA to provide such service.

1.3 DNA shall provide annual maintenance support to IMSI.

2

Charges

2.1 Total installation charge shall be United States Dollars Five Hundred Thousand Only (USD500,OOO).

3

Billing and Payment

3.1 Payment shall be made by IMSI to the designated bank account of DNA in the billed currency on or before the Due Date and in this respect time shall be of the essence. If any payment due under this Agreement shall remain unpaid after the expiration of thirty (30) days from the Due Date, IMSI shall upon the demand of DNA further pay to DNA interest at the annual rate of two percent (2%) above the prime lending rate of The Hong Kong and Shanghai Banking Corporation Limited as current from time to time on the amount unpaid calculated from the original Due Date to the date payment is received in full by DNA. Interest shall continue to accrue notwithstanding termination of this Agreement until payment in full is received by DNA, both before and after any judgment.

4.

Indemnity

4. I Each Party shall indemnify and hold the other Party, its officers, directors, employees and agents harmless from and against any and all direct claims, damages, liabilities, costs and expenses, arising from any breach of this Agreement by the defaulting Party provided that the defaulting Party shall:

4.1.1

Promptly notify the non-defaulting Party of any claim or litigation to which such indemnity applies;

4. 1.2

Afford the non-defaulting Party the opportunity to participate in and fully control the disposition (by compromise, settlement, or other resolutions) of such claim or litigation, and

4.1.3

Fully cooperate with reasonable requests of the non-defaulting Party to that end.

4.2 IMSI shall further indemnify and hold DNA harmless against all direct claims for libel or infringement of copyright arising from the material transmitted via the Services and against all direct loss arising out of any act, omission or negligence of IMSI in connection with the Services.

5.

Force Majeure

5.1

Neither Party shall in any circumstances be liable to the other for any loss of any kind whatsoever including but not limited to any damages or abatement of Charges whether directly or indirectly caused to or incurred by the other Party by reason of any failure or delay in the performance of its obligations hereunder which is due to force majeure.

5.2 For the purposes of this Agreement, force majeure means all events beyond the control of the Party claiming force majeure which cannot be foreseen or if foreseeable are unavoidable which occur after the conclusion of this Agreement and which prevent or hinder the performance of contractual obligations (other than payment obligations) including without limitation failure on the part of any telecommunications administration, solar interference, satellite failure, acts of God, war, hostilities, riot, civil war, insurrection or civil commotion, malicious damage, blockades, embargoes, strikes, lockouts and industrial disputes affecting such performance, earthquake, flood, fire, rainstorms and other natural physical disasters, plague or other epidemics and acts of government, whether lawful or not.

6.

Governing Law and Jurisdiction

6. I This Agreement shall be governed by and construed in all respects In accordance with the laws of Government of Hong Kong Special Administration Region.

6.2 In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement each of the Parties irrevocably submits to the jurisdiction of the Hong Kong courts and waives any objection to such proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum. The Parties shall submit any dispute arising in connection with the interpretation or enforcement of any provision of this Agreement for arbitration to be held in Hong Kong in accordance with the Rules of Arbitration of the International Chamber of Commerce.

AS WITNESS the hands of the parties the day and year first above written.

Signed for and on behalf of

Digital NetworkAlIiance (HK) Limited

Signed for and on behalf of

PT. INTI MATARAM SUMA INDORAYA

Signed

Printed Name: Mr. Terence Yap Title: Director

Date: 12th March, 2005

Signed

Printed Name : Jr. Mulyadi Title: Director

Date: 12th March, 2005

2